EXHIBIT 10.1

TRANSITION AGREEMENT AND RELEASE OF CLAIMS

This Transition Agreement and Release of Claims (“Agreement”) is entered into between Berkshire Hills Bancorp, Inc., Berkshire Bank and Subhadeep Basu (“you” or “your”) (collectively, the “Parties”) on October 12, 2022.

You have resigned from your employment as Senior Executive Vice President, Chief Financial Officer of Berkshire Hills Bancorp, Inc. (“Company”) and Berkshire Bank (“Bank”) (collectively, the “Employers”) ended effective October 7, 2022, and have agreed to remain available to advise the Employers in transitional matters.  This Agreement sets forth the terms of your transition and resolves all issues relating to the conclusion of your employment with the Employers amicably and on mutually satisfactory terms.

Upon your signature, this Agreement shall constitute the agreement between you and the Employers on the terms of your transition and separation from employment as follows:

1. Resignation.  Employers accepted your notice of resignation as Senior Executive Vice President, Chief Financial Officer of the Company and the Bank effective October 7, 2022 (“Resignation Date”).  You acknowledge timely receipt of payment of your earned salary and accrued but unused vacation time, if any, through the Resignation Date, less legally required withholdings.

2. Transition Advisory Services.  Commencing on the Effective Date (defined in Section 4) and continuing through December 31, 2022, you agree to perform such consulting, advisory and related services to and for the Employers as may be reasonably requested from time to time by the Employers (the “Services”) in connection with the transition resulting from your resignation.  You agree to use your best efforts in the performance of the Services and agree to cooperate with the Employer’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, policies and regulations in carrying out the Services.  You shall be entitled to reimbursement for expenses incurred in connection with performing the Services.
3. Transition Advisory Payment.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, the Company agrees to pay you the gross amount of $220,000.00, less legally required withholdings (“Transition Services Fee”), on the Company’s first scheduled pay date on or after the date on which this Agreement irrevocally goes in to full force and effect in accordance with its terms (the “Payment Date”).  You agree that a portion of the Transition Services Fee is consideration for the releases set forth in Sections 6-9 of this Agreement.

4. Effective Date, Benefits and Unemployment.  The “Effective Date” of this Agreement occurs upon the expiration of the 7-day revocation period explained in Paragraph 15 of this Agreement referenced below without revocation.  You understand and agree that you did not elect to receive group health/dental insurance coverage through the Company so you are not entitled to receive extended group health and dental insurance coverage in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended.  As further consideration for the promises set forth herein, the Company also agrees to provide you on the Payment Date with a lump sum payment of $3,000, less applicable withholdings, that you may use to pay for health insurance premiums for you and your family.  The Company shall not oppose any application for unemployment benefits you might file but makes no representation as to whether or not you are entitled to such benefits.

5. No Future Compensation and Forfeiture of Non-Vested Equity Awards.  Other than the obligations of the Company as set forth under the terms of Paragraphs 3 and 4 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, benefits or any other compensation or reimbursements from the Employers, except for any of your vested benefits under the Berkshire Bank 401(k) Plan, (b) for purposes of clarity, nothing paid under this Agreement will be deemed to be in lieu of any compensation to which you are entitled to under the Berkshire Bank 401(k) Plan, of which you are one-hundred percent (100%) vested, and (c) all non-vested equity awards will be forfeited, including, but not limited to, all restricted stock awards subject to performance-based vesting notwithstanding the terms and conditions of any underlying award agreement.  The non-vested equity awards that are forfeited include the following (i) Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan Stock Award Agreement dated April 1, 2021; (ii) Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan Stock Time-Based Restricted Award Agreement dated January 30, 2022; and (iii) Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan Performance -Based Restricted Award Agreement dated January 30, 2022 (collectively, the “Forfeited Awards”).

6. General Release.  To ensure the parties enjoy full and final closure as their relationship ends, you, your spouse, beneficiaries, estate, heirs and any and all parties that may act on your behalf agree to fully and completely release, relinquish and forever discharge the Employers, and the Employers agree to fully and completely release, relinquish and forever discharge you from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had or the Employers had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment with either of the Employers, except as provided in Section 22 of this Agreement.  For purposes of this Agreement, the term “Employers” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agent, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business.  For the avoidance of doubt, your release does not include any rights you have to indemnification under any insurance policy in effect during your employment, your rights under the Berkshire Bank 401(k) Plan, and/or any claims which cannot be waived as a matter of law.

7. General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Employers with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Agreement is executed.  The consideration given by the Employers in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

8.  General Release – Massachusetts Wage Act.  Not in limitation of the previous paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Employers arising under the Massachusetts Wage Act, G.L. c. 149, § 148, and/or its federal law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Employers from liability to you for any alleged violation of the Massachusetts Wage Act and/or its federal law equivalent to the date of this Agreement.

9. General Release – EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or MCAD.  In addition, and not in limitation of the foregoing, you shall not seek nor shall you accept employment with Employers and you acknowledge that Employers have no obligation to reinstate or reemploy you in any capacity.

10. Confidentiality.  The Parties agree to keep confidential all discussions leading up to execution of this Agreement, including without limitation all communications and documents exchanged in connection therewith, except for your spouse, attorney, or as required by regulatory inquiry, law, or court order.  You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Employers, including without limitation past, present, planned or considered business activities as well as financial assumptions, results, budgets and projections of the Employers, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Employers, or as may be required by regulatory inquiry, law, or court order.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the United States Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC.

11. Cooperation.  You hereby represent and warrant that you have returned all documents and other property of the Employers.  You further agree (i) to cooperate with the Employers to the extent that your knowledge of facts concerning the Employers’ business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of your employment, and (ii) to furnish such information and assistance to the Employers as may reasonably be required by the Employers in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  The Employers will reimburse you for your reasonable expenses incurred in complying this section, including reasonable attorneys’ fees should you and the Company determine, in good faith, a conflict of interest may exist.

12. Mutual Non-Disparagement.  The Parties agree not to make any disparaging statements concerning the other party which would reasonably be expected to affect adversely the reputation or goodwill of the other party.  With respect to the Employers, you acknowledge such non-disparagement obligations and protections extend to the Bank, the Company, its affiliates and current or former officers, directors, employees or agents.  The Employers hereby acknowledge that the Employers’ obligation under this provision extends to senior and executive management and members of the Board of Directors.  The provisions of this term of the Agreement shall not apply to any truthful statement required to be made by you or the Employers in any legal proceeding or in connection with any governmental or regulatory investigation.  The Parties agree that, on October 13, 2022, the Company shall issue the news release attached as Schedule 12 to this Agreement, which you have approved.

13. One Year Non-Solicitation of Employees and Customers.  You hereby covenant and agree that, for a period of one year following the Termination Date, you shall not, without the written consent of the Employers, either directly or indirectly:

(a)
solicit, encourage or attempt to persuade or cause any officer or employee of the Employers or any of their respective affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Employers; or

(b)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employers or any of their respective affiliates to terminate an existing business or commercial relationship with the Employers or any of their respective affiliates or transfer some or all of such customer’s business or relationships with the Employers or any of their respective affiliates; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Employers or any of their respective affiliates from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, consulted, recommended or taken any action to encourage such customer to do so.

14. Period for Review and Revocation.  You acknowledge that you will have twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept this offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  Prior to executing this Agreement, the Employers advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Employers from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set for the herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Employers are not undertaking to advise you with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

15. Period for Rescission.  This Agreement shall become effective and enforceable the eighth day after you have executed the document and delivered it to the Company.  You understand that you have the right to revoke and rescind this Agreement at any time within that period.  If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

16. Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Employers are providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Employers.

17. Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the Parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

18. Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Employers.  This Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Employers and any other agreement is merged into and extinguished by this Agreement, including but not limited to the Forfeited Awards.  This Agreement shall not be deemed an admission by the Employers of a violation of any statute or law or wrongdoing of any kind.

19. Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts.

20. Arbitration of all Disputes.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Boston, Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the parties may seek injunctive relief in a court of competent jurisdiction in Massachusetts to restrain any breach or threatened breach of any provision of this Agreement, including without limitation paragraphs 10, 11 and 12 above, without prejudice to any other rights or remedies that may otherwise be available to the parties.
21. Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect

22. Clawback.  The Employers, or their respective successors or assigns, shall retain the legal right to demand the return of any payments made to you under the Agreement as may be required by any federal or state regulators of the Company or the Bank, within applicable regulatory time periods.  You further agree that the confidentiality, non-disparagement and non-solicitation obligations set forth in Paragraphs 10, 11, 12 and 13 of the Agreement are material terms of the Agreement.  If the Employers establish a material breach of any provision of this Agreement as determined by an Arbitrator in accordance with Paragraph 20, you acknowledge and agree that the Employers shall be entitled to recover from you the full amount paid, and to not pay amounts to be paid, to you, as well as all reasonable attorney’s fees and costs incurred by the Employers in a successful proceeding to enforce the Agreement.  In addition to any damages you prove, you shall be entitled to recover from the Employers all reasonable attorneys’ fees and costs incurred by you in a successful proceeding to enforce the Agreement.  Before bringing a proceeding alleging your breach of Paragraphs 10, 11, 12 and/or 13 of the Agreement, the Employers must provide written notice to you of their belief that such breach occurred within 30 days of the Employers’ knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach. You shall have 30 days to respond to such notice and, if practicable, to remedy such conditions.

23. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Electronically signed and transmitted (e.g., “DocuSign” and “.pdf”) signatures shall have the same binding force and effect as original signatures.

24. No Presumption.  Each party represents and warrants that it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any party on the grounds that it was more responsible for drafting the provisions.

25. Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the parties.  Any modification or amendment not made in this manner shall have no force or effect.

26. Binding on Successors.  This Agreement will inure to the benefit of the Company, Bank and any successors and assigns.  Any successor of the Company or Bank will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.

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[See next page for signatures.]

If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to me.

BERKSHIRE HILLS BANCORP, INC.

By: _/s/ Nitin J. Mhatre_____________________
Nitin J. Mhatre, President and Chief Executive Officer

BERKSHIRE BANK

By: _/s/ Nitin J. Mhatre_____________________
Nitin J. Mhatre, Chief Executive Officer

I understand and agree completely to the
foregoing as of October 12, 2022

_/s/ Subhadeep Basu_______________________
Subhadeep Basu